StepStone Group Private Debt LLC

277 Park Avenue, 44th Floor

New York, NY 10172

StepStone Private Credit Co-Investment Fund

277 Park Avenue, 44th Floor

New York, NY 10172

Re:	Expense Support and Conditional Reimbursement Agreement (the “Agreement”)

This Agreement is made this 11th day of August, 2025 by and between StepStone Private Credit Co-Investment Fund (the “Fund”), and StepStone Group Private Debt LLC (the “Adviser”), effective as of [•], 2025 (the “Effective Date”)

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated April 23, 2025 entered into between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Voluntary Expense Support.

a.

At such times as the Adviser determines, the Adviser may elect to pay certain fees and expenses of the Fund on the Fund’s behalf (each such payment, an “Expense Payment”); provided that no portion of an Expense Payment will be used to pay any interest expense or shareholder servicing and/or distribution fees of the Fund. In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including whether it is paying organizational or offering expenses).

b.

The Fund’s right to receive an Expense Payment shall be an asset of the Fund upon the Adviser electing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to or on behalf of the Fund in any combination of cash or other immediately available funds no later than forty-five days after such election was made in writing by the Adviser, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2. Reimbursement of Expense Payments by the Fund.

a.

Following any calendar month (such calendar month, the “Applicable Calendar Month”) in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in the Applicable Calendar Month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2(b), as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of the Applicable Calendar Month have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment income calculated in accordance with GAAP, (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

b.

The amount of the Reimbursement Payment for any Applicable Calendar Month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of such Applicable Calendar Month that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement.

c.

Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any Applicable Calendar Month shall be made if the Fund’s Operating Expense Ratio (as defined below) at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management fees owed to the Adviser, and interest expense, by the Fund’s net assets. For purposes of this Agreement, “Operating Expenses” means all of the Fund’s operating costs and expenses incurred (including organization and offering expenses), as determined in accordance with generally accepted accounting principles for investment companies, less base management fees owed to the Adviser, shareholder servicing and/or distribution fees, and borrowing costs.

a.

The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the Applicable Calendar Month, except to the extent the Adviser has waived its right to receive such payment for the Applicable Calendar Month. In connection with any Reimbursement Payment, the Fund may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any Applicable Calendar Month shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such Applicable Calendar Month and in no event later than forty-five days after the end of such Applicable Calendar Month.

b.

All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to or on behalf of the Fund within three years prior to the last business day of the Applicable Calendar Month in which such Reimbursement Payment obligation is accrued.

3. Term.

a.	This Agreement shall be deemed effective as of the Effective Date.

b.	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

c.

This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) a determination by the board of trustees of the Fund to dissolve or liquidate the Fund; or (iii) a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company that continues to be managed by the Adviser or an affiliate thereof.

d.

Sections 3, 4, 5, 6 and 7 shall survive any termination of this Agreement. Notwithstanding anything to the contrary herein, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

5. Construction and Forum. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Capitalized terms used, but not defined, herein shall have the meanings provided to such terms in the Fund’s confidential private placement memorandum relating to its continuous private offering of shares of beneficial interest, as may be amended and restated from time to time. For so long as the Fund is registered under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control.

6. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

7. Severability. If any one or more of the covenants, agreements, provisions or texts of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

[Signature Page Follows]

STEPSTONE GROUP PRIVATE DEBT LLC

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: COO

Accepted and Agreed:

STEPSTONE PRIVATE CREDIT CO-INVESTMENT FUND

By:	/s/ Joseph Cambareri
Name: Joseph Cambareri
Title: Chief Financial Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

Expense Payment

Expense Payment Effective Date:

Expense Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Other:

Total:

All Expense Payments are subject to reimbursement payment pursuant to the terms of the Agreement.

Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense:

Offering Expense:

Management Fee:

Other:

Total: